Exhibit 10.19

IMRICOR MEDICAL SYSTEMS, INC.

2019 EQUITY INCENTIVE PLAN

AUSTRALIAN SUB-PLAN

The following terms and conditions (the “Australian Sub-Plan”) shall apply to the award of Options granted to Participants under the 2019 Equity Incentive Plan (the “Plan”) of Imricor Medical Systems, Inc. (the "Company") who are resident in Australia. This Australian Sub-Plan has been adopted by the Board in accordance with Sections 3.2(i) and 3.4 of the Plan and may be amended, suspended or terminated by the Board in accordance with Section 3.2(f) of the Plan. In the event of a conflict, whether explicit or implied, between the provisions of the Plan and the Australian Sub‑Plan, the latter shall govern and prevail.

1	GENERAL.

(a)

Eligibility. Awards of Options may be granted under the Plan to residents of Australia that are Eligible Recipients of the Company or a Qualifying Subsidiary eligible to be granted such Options pursuant to Sections 6 or 10 of the Plan.

(b)	Governing rules. Awards under the Australian Sub-Plan shall be governed by the Plan, as supplemented or modified by this Australian Sub-Plan.

(c)	Inapplicable Plan conditions. Sections 6.5(a)(iii), 6.5(b) and 18 of the Plan shall not apply to Awards under the Australian Sub-Plan.

(d)	Application of Subdivision 83A-C. Subject to the requirements of the ITAA 1997, Subdivision 83A-C of the ITAA 1997 applies to Awards under the Australian Sub-Plan.

(e)	Options apply to common stock. Options may only be granted under the Australian Sub-Plan in respect of the common stock of the Company.

(f)

Maximum interest in the Company. Notwithstanding anything in Sections 6.3 or 6.4 of the Plan, no Awards of Options will be granted under the Australian Sub-Plan where the grant would result in the Eligible Recipient possessing common stock and / or Options in respect of more than 10% of the shares in, or voting power at a general meeting of, the Company.

(g)

Transferability of Options.  The Board will only exercise its powers under Section 16.4 of the Plan to permit the assignment or transfer of Options to which this Australian Sub-Plan applies in exceptional circumstances or cases of financial hardship.

2	DEFINITIONS.

(a)	Capitalized terms contained herein shall have the same meanings given to them in the Plan or as indicated in Section 2(b) below.

(b)	In this Australian Sub-Plan, the following definitions will apply to the capitalized terms indicated below.

(i)	“ITAA 1936” means the Income Tax Assessment Act 1936 (C’wth of Aust.).

(ii)	“ITAA 1997” means the Income Tax Assessment Act 1997 (C’wth of Aust.).

(iii)	“Qualifying Subsidiary” means a subsidiary (as defined in section 995-1 of the ITAA 1997) of the Company.

(iv)	“Resident of Australia” means a person that is a resident of Australia within the meaning given in section 6 of the ITAA 1936 at the time an Award is granted.

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